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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, no par value	8,625,000	$65.93	$568,646,250	$22,348

(1)
Includes 1,125,000 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover overallotments.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on May 2, 2008.

(3)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to 424(b)(2)
Registration No. 333-148154

Prospectus Supplement
(To Prospectus dated December 19, 2007)

7,500,000 Shares

Common Stock

We are offering to sell 7,500,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol "EQT." The last reported sale price of our common stock on May 6, 2008 was $68.69 per share.

Investing in our common stock involves risks, including those described in the "Risk Factors" section beginning on page S-16 of this prospectus supplement and the section entitled "Risk Factors" beginning on page 16 of our most recent annual report on Form 10-K for fiscal year ended December 31, 2007, which is incorporated by reference into the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$67.75	$508,125,000
Underwriting discount	$2.71	$20,325,000
Proceeds, before expenses, to us	$65.04	$487,800,000

The underwriters may also purchase up to an additional 1,125,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise the option in full, the total discount and commission will be $23,373,750 and the total net proceeds, before expenses, to us will be $560,970,000.

        The underwriters expect to deliver the shares against payment on or about May 12, 2008.

Joint Book-Running Managers

Deutsche Bank Securities
Banc of America Securities LLC
Credit Suisse
Lehman Brothers

Senior Co-Managers

Citi	JPMorgan	Wachovia Securities

Co-Managers

ABN AMRO Incorporated	BMO Capital Markets	BNP PARIBAS
Broadpoint.	Lazard Capital Markets	Mitsubishi UFJ Securities
PNC Capital Markets LLC	RBC Capital Markets	SunTrust Robinson Humphrey
Tudor, Pickering, Holt & Co.	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is May 6, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time senior or subordinated debt securities, preferred stock and common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Incorporation of Certain Documents by Reference" on page ii of the accompanying prospectus before investing in our common stock.

S-i

SUMMARY

        This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in our common stock discussed in "Risk Factors" below and in the incorporated documents.

        In this prospectus supplement, except as otherwise indicated, "Equitable," "Equitable Resources," "we," "our," and "us" refer to Equitable Resources, Inc. and its consolidated subsidiaries. References herein to a fiscal year mean the fiscal year ended December 31.

Our Company

General

        We are a natural gas-focused energy company that operates in the Appalachian region of the United States. We conduct our activities through three business segments: Equitable Production, which develops, produces and sells natural gas and a limited amount of crude oil; Equitable Midstream, which gathers, processes, transports and stores natural gas and natural gas liquids; and Equitable Distribution, which distributes natural gas to wholesale and retail customers.

        We are one of the largest owners of proved natural gas reserves in the Appalachian Basin. At year-end 2007, our proved reserves were approximately 2.7 Tcfe of which 65% were classified as proved developed. We have grown our reserves and production primarily through internally developed drilling programs. In 2007, we replaced 386% of our reserves via the drill bit as our 2007 extensions, discoveries and other additions of 321 Bcfe, including 165 Bcfe of proved developed reserves, exceeded the 2007 production of 83.1 Bcfe.

        We believe that our ability to grow our asset base at a low cost is one of our primary competitive strengths. Our finding and development costs were $0.93 per Mcfe in 2007, as $297.4 million of development costs resulted in 321 Bcfe of proved extensions, discoveries and other additions.

        Our midstream business is significant to our ability to support the accelerated development of our reserve base and enhances our flexibility in delivering our natural gas production to market. At year-end 2007, our midstream operations consisted of approximately 9,900 miles of gathering lines and 900 miles of transmission and storage lines located throughout the Appalachian Basin. Gathering system transportation volumes for 2007 totaled 143.3 MMBtu, of which 65% related to volumes produced internally or by our affiliates. Our natural gas storage reservoirs have approximately 496 MMcf per day of peak delivery capability and 63 Bcf of storage capacity.

        In addition to our production and midstream businesses, we have a small natural-gas distribution business. This business provides natural gas services to approximately 275,000 customers, consisting of 256,400 residential customers and 18,600 commercial and industrial customers in the Appalachian region.

Business Strengths

        Low-risk, long-lived Appalachian reserve base.    Our asset base is primarily comprised of long-lived, low-risk natural gas reserves in the Appalachian Basin. We own one of the largest

Appalachian acreage positions at approximately 3.3 million gross acres. The Appalachian region is characterized by a combination of long-lived production, low drilling costs, high drilling completion rates and close proximity to natural gas markets. These characteristics provide us with a stable base of production which generates cash flow to help support our growth. Based on 2007 production and year-end reserves, we had an average proved reserves-to-production ratio (average reserve life) of over 32 years, and of our 456.3 net wells drilled in 2007, 455.8 or 99.9% were successful. As we continue to develop and apply new technologies to our Appalachian properties we have found opportunity for further growth. For example, we believe certain Devonian and Marcellus shale formations hold substantial resource potential and could support a multi-year drilling program.

        Low cost operator.    We have low finding and development costs and per unit operating expenses through a combination of innovative horizontal drilling technologies and natural gas reserves with a high degree of development success. In 2007, our per unit operating expenses were $1.66 / Mcfe. As we further refine our air drilling techniques and apply multilateral and stacked multilateral drilling technologies, our per unit operating expenses should decline.

        Technology leader.    We believe that we are a leader in applying air drilling technology for horizontal well development in the Appalachian Basin. Since deploying these technologies to certain of our properties, our estimated costs per well have declined nearly 20% while our expected recovery per well has grown over 50%. Such achievements allow us to project that horizontal drilling in selected Appalachian areas is not only a viable alternative, but is a preferred method to conventional vertical drilling. The tangible benefit of our horizontal drilling program is evident from our reserve growth.

Business Strategies

        Continue organic reserve growth through the drill bit.    We are focused on continuing to grow our production and natural gas reserves through an active drilling program and utilization of advanced horizontal drilling techniques. Our 2008 capital expenditures for well development are expected to increase to over $600 million and include the drilling of approximately 750 wells. We believe that a substantial portion of our 2008 drilling efforts will be focused on drilling horizontal wells in shale formations in Kentucky and West Virginia. Through the long term application of this and our other strategies, we believe we can achieve sales volume growth in excess of 12% per year.

        Investment in new unconventional drilling techniques.    We believe that we are a leader in applying air drilling technologies to horizontal wells. We expect to continue to apply and experiment with new technologies and techniques to enhance our horizontal drilling efforts and continue to drive greater recovery rates and reduced costs. Included in our technology-focused drilling effort will be development activities in five emerging geologic formations including certain deep shale formations.

        Strategic investment in Appalachian pipeline infrastructure.    In order to support our natural gas growth and enhance our market access and flexibility, we plan to continue to invest in our own midstream infrastructure. For example, we expect our Langley processing plant to become operational in the third quarter of 2008. Our Big Sandy Pipeline was placed into service in April 2008, and commissioning and start-up are currently underway. Over the longer term, we intend to construct other midstream assets primarily to facilitate development of our growing reserve base but also to serve neighboring third-party natural gas production.

Business Segments

        In 2007, we reported our results of operations through two business segments: Equitable Supply and Equitable Utilities. These reporting segments reflected our lines of business and were reported in the same manner in which we evaluated our 2007 operating performance. In January 2008, we announced a change in our organizational structure to better align us to execute our growth strategy for development and infrastructure expansion in the Appalachian Basin. These changes resulted in changes to our reporting segments effective for fiscal year 2008. Our 2008 results are reported through three business segments: Equitable Production, Equitable Midstream and Equitable Distribution. The segment disclosures and discussions contained in our current report on Form 8-K filed on March 7, 2008 have been reclassified to reflect all periods presented under the current organizational structure. See "Summary Historical Consolidated Financial Data."

Equitable Production

        Equitable Production develops, produces and sells natural gas and a limited amount of crude oil, in the Appalachian region of the United States. Equitable Production generated approximately 46% of our net operating revenues in 2007.

        Operating through Equitable Production Company and several other affiliates (collectively referred to as Equitable Production), Equitable Production is one of the largest owners of proved natural gas reserves in the Appalachian Basin. Our reserves are located entirely in the Appalachian Basin, where Equitable Production operated approximately 12,889 gross (9,309 net) producing wells as of December 31, 2007.

        The Appalachian Basin is characterized by wells with comparatively low rates of annual decline in production, long lives, low production costs and high energy content natural gas. Many of our wells have been producing for decades, and in some cases since the early 1900's. Our management believes that virtually all of our wells are low risk development wells because they are drilled in areas and into reservoirs which are known to be productive. Many of these wells are completed in more than one producing formation, including coal formations in certain areas, and production from these formations may be commingled.

        We drilled 634 gross wells (456 net) in 2007, consisting of 88 horizontal shale wells, 266 coal bed methane wells and 280 other vertical wells. Included in this total are 36 infill wells. Drilling was concentrated within Equitable's core areas of southwestern Virginia, southeastern Kentucky and southern West Virginia. This activity resulted in proved developed reserve additions of approximately 165 Bcfe. Of the proved developed reserve additions, approximately 43 Bcfe related to proved undeveloped reserves that were transferred to proved developed reserves.

        A substantial portion of our 2008 drilling efforts will be focused on drilling horizontal wells in shale formations in Kentucky and West Virginia. We drilled 139 gross (105 net) wells in the first quarter of 2008, including 65 horizontal shale wells and 3 horizontal Berea wells.

        The natural gas produced by Equitable Production is a commodity and therefore we receive market-based pricing. The market price for gas located in the Appalachian Basin is generally higher than the price for gas located in the Gulf Coast, largely due to the differential in the cost to transport gas to customers in the northeastern United States. The recent increase in production in the Appalachian Basin by us and other producers is putting pressure on the capacity of existing gathering and midstream processing and transport systems. As a result, we have entered into certain discounted sales arrangements to ensure that our gas continues to flow. We also hedge a portion of our forecasted natural gas production.

        The combination of long-lived production, low drilling costs, high drilling completion rates and proximity to natural gas markets has resulted in a highly fragmented operating environment in the Appalachian Basin. Natural gas drilling activity has increased as suppliers in the Appalachian Basin attempt to take advantage of natural gas prices which continue to be higher than historic levels. While increased activity can place constraints on capacity of labor, equipment, pipeline availability and other resources in the Appalachian Basin, it also provides opportunities for expansion of natural gas gathering activities and potential for higher quality rigs and labor providers in the future.

        In 2007, we had a reserve replacement ratio of 386%. This ratio is calculated using the reserve information provided in Footnote 24 to our Consolidated Financial Statements (Footnote 24) in our Form 8-K filed with the Securities and Exchange Commission on March 7, 2008 (March 8-K). The reserve replacement ratio is the sum of extensions, discoveries and other additions divided by production. These reserve additions have been generated from our drilling program, which we expect to continue to be a major source of reserve additions in the future. However, our ability to economically develop additional reserves depends on many factors beyond our control and we may not be successful in our development efforts. Our finding and development costs were $0.93 per Mcfe in 2007, which we believe is one of our primary competitive strengths. Our finding and development costs are calculated from the production cost and reserve information provided in Footnote 24 as development costs divided by extensions, discoveries and other additions. We expect that additional costs will be required to bring proved undeveloped reserves to production. We provide an estimate of future development costs under the standard measure of discounted cash flows in Footnote 24. Our per unit operating expenses for 2007 were $1.66 / Mcfe. Per unit operating expenses are calculated by dividing the sum of lease operating expenses, production taxes and selling, general and administrative expenses for our Production segment by the segment sales volumes and adding gathering and compression expense per Mcfe, converted at a rate of 1.05 MMbtu per Mcfe, for our Midstream segment. We provide our segment cost and sales volume information in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our March 8-K.

        We believe that the reserve replacement ratio, finding and development costs and per unit operating expenses are important analytical measures used within our industry by investors and peers to evaluate, among other things, performance results and the profitability of drilling programs. However, there are limitations as to the usefulness of these measures. For instance, the reserve replacement ratio does not reflect the cost of adding the reserves or indicate the potential value of the reserve additions, and finding and development costs and per unit operating expenses may not be calculated consistently across the industry.

Equitable Midstream

        Equitable Midstream's operations comprise the gathering, processing, transportation and storage of natural gas and natural gas liquids. Equitable Midstream has both regulated and non-regulated operations. The regulated activities consist of our federally-regulated transmission and storage operations and certain state-regulated gathering operations. The non-regulated activities include certain gathering and transportation operations, processing of natural gas liquids and risk management activities. Equitable Midstream generated approximately 33% of our net operating revenues in 2007.

    Gathering and Processing

        Equitable Midstream's gathering and processing operations are carried out by Equitable Gathering, Inc. and several other affiliates (collectively referred to as Equitable Gathering).

Equitable Gathering derives its gathering revenues from charges to customers for use of its gathering system in the Appalachian Basin. As of December 31, 2007, the system included approximately 9,900 miles of gathering lines located throughout Pennsylvania, West Virginia, eastern Kentucky and southwestern Virginia. Over 90% of the gathering system volumes are transported to interconnects with three major interstate pipelines: Columbia Gas Transmission, East Tennessee Natural Gas Company and Dominion Transmission. The gathering system also maintains interconnects with Equitrans, L.P. (Equitrans), our interstate pipeline affiliate. Maintaining these interconnects provides us with access to geographically diverse markets.

        Gathering system transportation volumes for 2007 totaled 143.3 MMBtu, of which approximately 54% related to the gathering of Equitable Production's gas volumes, 26% related to third party volumes, 11% related to volumes for other affiliates of ours and the remainder related to volumes in which interests were sold by us but which we continued to operate for a fee. Approximately 81% of 2007 gathering revenues were from affiliates. As a result of the gathering asset contribution to Nora Gathering, LLC in 2007, operations related to the gathering activities in the Nora area of southwestern Virginia are no longer included in Equitable Gathering's operating results. Equitable Gathering records its 50% equity interest in the earnings of Nora Gathering, LLC in equity in earnings of nonconsolidated investments.

        Key competitors for new gathering systems include independent gas gatherers and integrated Appalachian energy companies.

        Equitable Gathering also owns and operates a hydrocarbon processing plant and gas compression facilities located in Langley, Kentucky. Natural gas liquids are recovered at our processing plant and transported to a fractionation plant owned by a third party for separation into commercial components and subsequent marketing, with the third party retaining an agreed-upon percentage of natural gas liquids delivered. We also have contractual processing arrangements whereby we sell gas to a third party processor at a weighted average liquids component price. We are currently in the process of upgrading the hydrocarbon processing plant in Langley, Kentucky.

    Transmission and Storage

        Equitable Midstream's transmission and storage operations are carried out by Equitrans, L.P. (Equitrans) and Equitable Energy, LLC (Equitable Energy) through the transmission and underground storage facilities we own and operate and contractual arrangements with third parties. These operations offer gas transportation, storage, risk management and related services to affiliates and third parties in the northeastern United States, including but not limited to, Dominion Resources, Inc., Keyspan Corporation, NiSource, Inc., PECO Energy Company and UGI Energy Services, Inc. In 2007, approximately 69% of transportation volumes and approximately 82% of transportation revenues were from affiliates. Equitrans' rates are subject to regulations by the Federal Energy Regulatory Commission (FERC).

        Services and products offered by Equitable Energy include commodity procurement, delivery and storage services, such as park and loan services, risk management and other services for energy consumers including large industrial, utility, commercial and institutional end-users. Equitable Energy also engages in energy trading and risk management activities. The objective of these activities is to limit our exposure to shifts in market prices and to optimize the use of our assets.

        In the second quarter of 2006, we filed a certificate application with the FERC for approval to build a 70-mile, 20-inch diameter pipeline which will connect the Company-operated Kentucky hydrocarbon processing plant we operate in Langley, Kentucky, to the Tennessee

Gas Pipeline in Carter County, Kentucky, and will initially provide up to 130,000 dekatherms per day of firm transportation service. The pipeline, known as the Big Sandy Pipeline, is owned by Equitrans. The Big Sandy Pipeline was placed into service in April 2008, and commissioning and start-up are currently underway.

        In 2006, Equitrans entered into a rate case settlement with the FERC that allows Equitrans, among other things, to institute an annual surcharge for the tracking and recovery of all costs (operations, maintenance and return on invested capital) incurred on and after September 1, 2005, related to Equitrans' Pipeline Safety Program under the Pipeline Safety Improvement Act of 2002. On March 29, 2007, we received approval, subject to refund, to institute the surcharge, and on April 1, 2007, we commenced billing the surcharge. On November 26, 2007, FERC removed the refund condition and approved the surcharge effective April 1, 2007. Filings to modify the surcharge must be made on or before March 1st of each year for approval by the FERC. On February 29, 2008, we filed to increase our existing Pipeline Safety Surcharge. On March 27, 2008, we received an Interim Order from FERC granting approval, subject to refund, to institute the increased surcharge effective April 11, 2008. We anticipate continuing to utilize the surcharge mechanism in future years to recover costs incurred in connection with our Pipeline Safety Program.

        Equitrans' firm transportation contracts on its mainline system expire between 2009 and 2011 and the firm transportation contracts on its Big Sandy Pipeline expire in 2018. We anticipate that the capacity associated with these expiring contracts will be remarketed such that the capacity will remain fully subscribed.

Equitable Distribution

        Equitable Distribution's operations comprise state-regulated distribution of natural gas by Equitable Gas Company (Equitable Gas), Equitable Gas' off-system sales activities which include the purchase and delivery of gas to a customer at mutually agreed-upon points on facilities not owned by us and the sale of energy-related products and services by Equitable Homeworks, LLC. Equitable Distribution generated approximately 21% of our net operating revenues in 2007.

        The service territory for Equitable Distribution includes southwestern Pennsylvania, municipalities in northern West Virginia and field line sales, also referred to as farm tap service, in eastern Kentucky and West Virginia. These areas have a rather static population and economy. The distribution operations provide natural gas services to approximately 275,000 customers, consisting of 256,400 residential customers and 18,600 commercial and industrial customers. Equitable Gas purchases gas through contracts with various sources including major and independent producers in the Gulf Coast, local producers in the Appalachian area and gas marketers (including an affiliate). These contracts contain various pricing mechanisms, ranging from fixed prices to several different index-related prices.

        Equitable Gas' distribution rates, terms of service and contracts with affiliates are subject to comprehensive regulation by the Pennsylvania Public Utility Commission, or PA PUC, and the Public Service Commission of West Virginia, or WV PSC, and the issuance of securities is subject to regulation by the PA PUC. The field line sales rates in Kentucky are also subject to rate regulation by the Kentucky Public Service Commission. Equitable Gas also operates a small gathering system in Pennsylvania, which is not subject to comprehensive regulation.

        Equitable Gas must usually seek approval of one or more of its regulators prior to increasing (or decreasing) its rates. Currently, Equitable Gas passes through to its regulated customers the cost of its purchased gas and transportation activities. It is allowed to recover a return in addition to the costs of its transportation activities. However, our regulators do not guarantee recovery and may require that certain costs of operation be recovered over an extended term. Equitable Gas has worked with, and continues to work with, regulators to implement alternative cost recovery programs. Equitable Gas' tariffs for commercial and industrial customers allow for negotiated rates in limited circumstances. Regulators periodically audit our compliance with applicable regulatory requirements. We are not aware of any significant non-compliance as a result of any completed audits.

        Because most of its customers use natural gas for heating purposes, Equitable Gas' revenues are seasonal, with approximately 72% of calendar year 2007 revenues occurring during the winter heating season (the months of January, February, March, November and December). Significant quantities of purchased natural gas are placed in underground storage inventory during the off-peak season to accommodate higher demand during the winter heating season.

        Pennsylvania law requires that local distribution companies develop and implement programs to assist low income customers with paying their gas bills. The costs of these programs are recovered through rates charged to other residential customers. Equitable Gas has several such programs including the Customer Assistance Program (CAP). In October 2006, Equitable Gas submitted a request for PA PUC approval to increase funding to support the increasing costs of its CAP. On September 27, 2007, the PA PUC issued an order approving an increase to Equitable's surcharge, which is designed to offset the costs of the CAP. The revised surcharge went into effect on October 2, 2007.

        On March 1, 2006, we entered into a definitive agreement to acquire Dominion's natural gas distribution assets in Pennsylvania and in West Virginia for approximately $970 million, subject to adjustments, in a cash transaction for the stock of Peoples and Hope. In light of the continued delay in achieving the final legal approvals for this transaction, we and Dominion agreed to terminate the definitive agreement pursuant to a mutual termination agreement entered into on January 15, 2008.

Reorganization of Equitable

        We have filed applications with the PA PUC and WV PSC to reorganize into a holding company. We are pursuing a holding company reorganization because we believe that the separation of our state-regulated distribution operations into a new subsidiary will better segregate our regulated and unregulated businesses and improve overall financing flexibility. To effect the reorganization, we intend to merge with a second tier subsidiary (MergerSub), which will result in a first tier subsidiary (New EQT) becoming the new publicly traded parent company of the Equitable Resources family of companies. Following the merger, we will transfer to New EQT all of our assets and liabilities other than those associated with our existing Equitable Gas Company division and New EQT and its subsidiaries will continue to conduct the business and operations that we and our subsidiaries conducted immediately before the effective time of the reorganization. We refer to these transactions as the "Holding Company Reorganization." Under the terms of the reorganization, each share of our common stock outstanding at the time of the reorganization shall be converted into one share of common stock of New EQT.

        We have received a no-action letter from the SEC satisfactorily addressing certain elements of the proposed reorganization. We expect to complete the reorganization upon receipt of final PA PUC and WV PSC approvals.

        The chart below reflects our simplified organizational structure immediately before the Holding Company Reorganization:

        The chart below reflects our simplified organizational structure immediately after the Holding Company Reorganization:

Risks of Investment

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in "Risk Factors" below and all of the other information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our annual report on Form 10-K for the period ended December 31, 2007, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. These risks include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

The Offering

Common stock offered by us	7,500,000 shares, 8,625,000 if the underwriters exercise their overallotment option
Common stock to be outstanding after this offering	129,745,977 shares
Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including our natural gas drilling, development and infrastructure projects.
Dividend policy
We paid a quarterly cash dividend of $0.22 per share of common stock on March 1, 2008. On April 23, 2008, our board of directors declared a quarterly cash dividend of $0.22 per share, payable June 1, 2008, to shareholders of record on May 9, 2008. Purchasers in this offering will not be holders of record as of May 9, 2008 and, thus, will not be entitled to receive such dividend. The amount and timing of dividends is subject to the discretion of our board of directors and depends on business conditions, our results of operations and financial condition and other factors.
New York Stock Exchange symbol	EQT
Certain United States Federal Income Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Certain United States Federal Income Tax Considerations for Non-United States Holders."
Risk Factors
See "Risk Factors" beginning on page S-16 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" beginning on page 12 of our most recent annual report on Form 10-K for fiscal year ended December 31, 2007, for a discussion of the factors you should carefully consider before deciding to invest in our common stock.
Transfer Agent and Registrar	BNY Mellon Shareowner Services

        Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of their overallotment option.

Summary Historical Consolidated Financial Data

        You should read the summary historical consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2007, our current report on Form 8-K filed on March 7, 2008, and our quarterly report on Form 10-Q for the three months ended March 31, 2008, each of which is incorporated by reference in the prospectus accompanying this prospectus supplement. We derived the following summary historical financial statement of earnings data and the summary historical balance sheet data for each of the three years in the period ended December 31, 2007 from our audited consolidated financial statements. We derived the summary historical financial data for the three months ended March 31, 2008 and 2007 from our unaudited condensed consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Statements of consolidated income:
Operating revenues	$535,774	$456,546	$1,361,406	$1,267,910	$1,253,724
Cost of sales	271,178	220,012	574,466	504,329	511,169

Net operating revenues	264,596	236,534	786,940	763,581	742,555

Operating expenses:
Operation and maintenance	25,592	27,444	106,965	104,620	95,369
Production	16,520	16,230	62,273	62,471	60,715
Exploration	555	282	862	802	768
Selling, general and administrative	71,741	66,297	195,365	125,951	140,529
Office consolidation impairment charges	—	—	—	(2,908)	7,835
Depreciation, depletion and amortization	30,765	27,427	109,802	100,122	93,527

Total operating expenses	145,173	137,680	475,267	391,058	398,743

Operating income	119,423	98,854	311,673	372,523	343,812
Gain on sale of assets, net	—	—	126,088	—	—
Gain on sale of available-for-sale securities, net	—	1,042	1,042	—	110,280
Other income	3,524	831	7,645	1,442	1,539
Equity in earnings of nonconsolidated investments	1,294	109	3,099	260	762
Interest expense	13,653	13,111	47,669	48,494	44,781

Income from continuing operations before income taxes	110,588	87,725	401,878	325,731	411,612
Income taxes	40,068	31,107	144,395	109,706	153,038

Income from continuing operations	70,520	56,618	257,483	216,025	258,574

Income from discontinued operations, net of tax (benefit) provision of ($3,246) and $10,485 for the years ended December 31, 2006 and 2005, respectively	—	—	—	4,261	1,481

Net income	$70,520	$56,618	$257,483	$220,286	$260,055

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Earnings per share of common stock:
Basic:
Income from continuing operations	$0.58	$0.47	$2.12	$1.79	$2.14
Income from discontinued operations	—	—	—	0.04	0.01

Net income	$0.58	$0.47	$2.12	$1.83	$2.15

Diluted:
Income from continuing operations	$0.57	$0.46	$2.10	$1.77	$2.09
Income from discontinued operations	—	—	—	0.03	0.01

Net income	$0.57	$0.46	$2.10	$1.80	$2.10

Other data:
Ratio of earnings to fixed charges	6.8x	7.1x	7.8x	7.3x	9.7x
Cash flows from operating activities:
Net income	$70,520	$56,618	$257,483	$220,286	$260,055

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations, net of tax	—	—	—	(4,261)	(1,481)
Provision for losses on accounts receivable	2,490	450	353	4,715	8,273
Depreciation, depletion and amortization	30,765	27,427	109,802	100,122	93,527
Gain on sale of assets, net	—	—	(126,088)	—	—
Gain on sale of available-for-sale securities, net	—	(1,042)	(1,042)	—	(110,280)
Other income	(3,524)	(831)	(7,645)	(1,442)	(1,539)
Equity in earnings of nonconsolidated investments	(1,294)	(109)	(3,099)	(260)	(762)
Deferred income taxes	48,507	1,007	32,380	31,267	(92,912)
Excess tax benefits from share-based payment arrangements	(708)	(3,631)	(15,687)	(15,739)	—
Office consolidation impairment charges	—	—	—	(2,908)	7,835
Changes in other assets and liabilities:
Accounts receivable and unbilled revenues	(68,106)	(24,922)	2,455	63,527	(78,049)
Margin deposits	(72,116)	(12,031)	(5,919)	317,821	(280,935)
Inventory	139,037	119,306	(14,357)	20,793	(85,296)
Accounts payable	(17,063)	(12,511)	65,931	(29,292)	71,451
Derivative instruments, at fair value	14,808	39,727	10,863	(53,846)	(40,962)
Other assets and liabilities	(37,283)	36,012	121,290	(32,937)	(10,740)

Net cash provided by (used in) continuing operating activities	106,033	225,470	426,720	617,846	(261,815)

Net cash used in discontinued operating activities	—	—	—	—	(50,491)

Net cash provided by (used in) operating activities	106,033	225,470	426,720	617,846	(312,306)

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Cash flows from investing activities:
Capital expenditures	(200,014)	(156,839)	(776,667)	(403,094)	(275,454)
Purchase of working interest	—	—	(28,092)	—	—
Purchase of interest in Eastern Seven Partners, L.P.	—	—	—	—	(57,500)
Proceeds from sale of assets	—	—	193,451	—	141,991
Proceeds from contribution of assets	—	—	23,584	—	—
Proceeds from sale of available-for-sale securities	—	7,295	7,295	—	—
Investment in available-for-sale securities	(3,000)	(9,709)	(9,709)	(2,471)	(4,009)
Proceeds from sale of Kerr-McGee shares	—	—	—	—	460,467

Net cash (used in) provided by continuing investing activities	(203,014)	(159,253)	(590,138)	(405,565)	265,495

Net cash (used in) provided by discontinued investing activities	—	—	—	(724)	82,595

Net cash (used in) provided by investing activities	(203,014)	(159,253)	(590,138)	(406,289)	348,090

Cash flows from financing activities:
Dividends paid	(26,889)	(26,765)	(107,086)	(104,871)	(99,737)
Purchase of treasury stock	—	—	—	—	(122,250)
Proceeds from issuance of long-term debt	500,000	—	—	—	150,000
Debt issuance costs	(6,645)	—	—	—	—
(Decrease) increase in short-term loans	(438,000)	(44,500)	314,001	(229,301)	69,801
Repayments and retirements of long-term debt	—	—	(10,000)	(3,000)	(10,000)
Proceeds from note payable to Nora Gathering, LLC	—	—	69,786	—	—
Repayments of note payable to Nora Gathering, LLC	(14,379)	—	(40,457)	—	—
Proceeds from exercises under employee compensation plans	475	1,417	3,198	34,910	25,016
Excess tax benefits from share-based payment arrangements	708	3,631	15,687	15,739	—

Net cash provided by (used in) continuing financing activities	15,270	(66,217)	245,129	(286,523)	12,830

Net cash provided by discontinued financing activities	—	—	—	—	26,352

Net cash provided by (used in) financing activities	15,270	(66,217)	245,129	(286,523)	39,182

Net (decrease) increase in cash and cash equivalents	(81,711)	—	81,711	(74,966)	74,966

Cash and cash equivalents at beginning of period	81,711	—	—	74,966	—

Cash and cash equivalents at end of period	$—	$—	$81,711	$—	$74,966

Cash paid during the period for:
Interest, net of amount capitalized	$12,765	$13,516	$48,464	$48,702	$49,429

Income taxes, net of refund	$6,855	$105	$63,384	$58,631	$251,486

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
Selected balance sheet data:
Current assets:
Cash and cash equivalents	$—	$81,711	$—
Accounts receivable (less accumulated provision for doubtful accounts: March 31, 2008, $26,748; December 31, 2007, $19,829; December 31, 2006, $20,442)	268,285	188,561	199,486
Unbilled revenues	34,636	48,744	40,627
Margin deposits with financial institutions	78,046	5,930	11
Inventory	144,448	283,485	269,128
Derivative instruments, at fair value	4,965	37,143	129,675
Prepaid expenses and other	135,158	96,673	87,867

Total current assets	665,538	742,247	726,794

Equity in nonconsolidated investments	136,501	135,366	35,023

Property, plant and equipment:
Property, plant and equipment	4,406,597	4,207,402	3,617,297
Less: accumulated depreciation and depletion	1,314,518	1,287,911	1,239,826

Net property, plant and equipment	3,092,079	2,919,491	2,377,471
Investments, available-for-sale	35,796	35,675	31,270
Other assets	115,185	104,192	111,697

Total assets	$4,045,099	$3,936,971	$3,282,255

Current liabilities:
Current portion of long-term debt	$—	$—	$10,000
Short-term loans	12,000	450,000	135,999
Note payable to Nora Gathering, LLC	14,950	29,329	—
Accounts payable	262,194	279,257	213,326
Derivative instruments, at fair value	672,101	516,626	570,251
Other current liabilities	244,053	244,096	175,547

Total current liabilities	1,205,298	1,519,308	1,105,123

Long-term debt	1,253,500	753,500	753,500
Deferred and other credits:
Deferred income taxes and investment tax credits	380,881	400,465	338,012
Unrecognized tax benefits	53,804	50,845	—
Pension and other post-retirement benefits	40,466	41,768	50,947
Other credits	76,311	73,613	88,393

Total other non-current liabilities	551,462	566,691	477,352

Total liabilities	$3,010,260	$2,839,499	$2,335,975

Common stockholders' equity:
Common stock, no par value, authorized 320,000 shares; shares issued: March 31, 2008, December 31, 2007 and December 31, 2006, 149,005	385,619	382,191	366,856
Treasury stock, shares at cost: March 31, 2008, 26,762; December 31, 2007, 26,853; and December 31, 2006, 27,405; (net of shares and cost held in trust for deferred compensation of 181, $3,109; 180, $3,085; and 159, $2,724)	(483,421)	(485,051)	(469,584)
Retained earnings	1,553,227	1,509,596	1,363,310
Accumulated other comprehensive loss	(420,586)	(309,264)	(314,302)

Total common stockholders' equity	1,034,839	1,097,472	946,280

Total liabilities and common stockholders' equity	$4,045,099	$3,936,971	$3,282,255

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Revenues from external customers:
Equitable Production	$105,077	$87,978	$364,396	$359,526	$384,885
Equitable Midstream	221,325	170,287	591,608	554,071	483,146
Equitable Distribution	255,962	251,381	624,744	586,194	651,771
Less: intersegment revenues (a)	(46,590)	(53,100)	(219,342)	(231,881)	(266,078)

Total	$535,774	$456,546	$1,361,406	$1,267,910	$1,253,724

Total operating expenses:
Equitable Production	$44,745	$49,217	$162,377	$144,103	$129,873
Equitable Midstream	32,599	31,473	121,483	116,215	103,973
Equitable Distribution	28,116	31,765	126,088	108,890	116,874
Unallocated expenses (b)	39,713	25,225	65,319	21,850	48,023

Total	$145,173	$137,680	$475,267	$391,058	$398,743

Operating income:
Equitable Production	$60,332	$38,761	$202,019	$215,423	$255,012
Equitable Midstream	60,854	51,641	140,432	137,177	87,469
Equitable Distribution	37,950	33,677	34,541	41,773	49,354
Unallocated expenses (b)	(39,713)	(25,225)	(65,319)	(21,850)	(48,023)

Total operating income	$119,423	$98,854	$311,673	$372,523	$343,812

Reconciliation of operating income to net income:
Other income:
Equitable Midstream	$3,383	$763	$7,253	$1,149	$93
Equitable Distribution	141	68	392	293	251
Unallocated	—	—	—	—	1,195

Total	$3,524	$831	$7,645	$1,442	$1,539

Equity in earnings of nonconsolidated investments:
Equitable Production	$93	$73	$301	$129	$493
Equitable Midstream	1,155	—	2,648	—	—
Unallocated	46	36	150	131	269

Total	$1,294	$109	$3,099	$260	$762

Gain on sale of assets, net	—	—	126,088	—	—
Gain on sale of available-for-sale securities, net	—	1,042	1,042	—	110,280
Interest expense	13,653	13,111	47,669	48,494	44,781
Income taxes	40,068	31,107	144,395	109,706	153,038

Income from continuing operations	70,520	56,618	257,483	216,025	258,574
Income from discontinued operations	—	—	—	4,261	1,481

Net income	$70,520	$56,618	$257,483	$220,286	$260,055

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
Segment assets:
Equitable Production	$1,785,969	$1,614,787	$1,459,230
Equitable Midstream	1,259,813	1,232,348	895,703
Equitable Distribution	897,783	906,113	886,327

Total operating segments	3,943,565	3,753,248	3,241,260
Headquarters assets, including cash and short-term investments	101,534	183,723	40,995

Total assets	$4,045,099	$3,936,971	$3,282,255

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Depreciation, depletion and amortization:
Equitable Production	$18,121	$15,293	$62,084	$53,471	$49,235
Equitable Midstream	7,218	6,875	26,333	25,822	24,053
Equitable Distribution	5,053	4,953	20,021	19,938	19,483
Other	373	306	1,364	891	756

Total	$30,765	$27,427	$109,802	$100,122	$93,527
Expenditures for segment assets:
Equitable Production (c)	$96,463	$56,765	$328,080	$205,047	$183,859
Equitable Midstream (c)	95,565	88,168	433,719	146,512	93,707
Equitable Distribution	7,605	11,820	41,684	48,721	47,534
Other	381	86	1,276	2,814	7,854

Total	$200,014	$156,839	$804,759	$403,094	$332,954

(a)
Intersegment revenues primarily represent natural gas sales from Equitable Production to Equitable Midstream and transportation activities between Equitable Midstream and Equitable Distribution.

(b)
Unallocated expenses consist primarily of incentive compensation and administrative costs that are not allocated to the operating segments.

(c)
Expenditures for segment assets for the year ended December 31, 2007 include $24.4 million and $3.7 million, in the Equitable Production and Equitable Midstream segments, respectively, for the acquisition of additional working interest and related gathering assets in the Roaring Fork area, and Equitable Production expenditures for segment assets for the year ended December 31, 2005 include $57.5 million for the acquisition of the 99% limited partnership interest in Eastern Seven Partners, L.P.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

Risks Related to This Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

        Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

        We and certain of our executive officers will agree, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, that we and they will not, without the prior written consent of the Representatives on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock. All of the shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or Securities Act.

        We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. We cannot predict the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

        The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

        After this offering, we will have an aggregate of 182,254,023 shares of common stock authorized but unissued and not reserved for issuance, as of December 31, 2007, under our option and compensation plans. Subject to certain volume limitations imposed by the New York Stock Exchange, we may issue all of these shares without any action or approval by our shareholders. We intend to continue to actively seek to expand our business through complementary or strategic acquisitions of other companies and assets, and we may issue shares of common stock in connection with those acquisitions. Any shares issued in connection with these activities, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

Our ability to make dividend payments on our common stock depends to a large extent on our ability to receive dividends or other distributions from our subsidiaries.

        Our operations are conducted primarily through direct and indirect subsidiaries. Upon the Holding Company Reorganization, we will own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay dividends on our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "will," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007. Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriters' discounts and estimated offering expenses of approximately $20,527,700, will be approximately $487,597,300 (or approximately $560,767,300 if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, including our natural gas drilling, development and infrastructure projects. Based on our current expectation of our pace of development and current market conditions, we do not anticipate additional equity offerings for this purpose until after 2009.

DIVIDEND POLICY

        We paid a quarterly cash dividend of $0.22 per share of common stock on March 1, 2008. On April 23, 2008, our board of directors declared a quarterly cash dividend of $0.22 per share, payable June 1, 2008, to shareholders of record on May 9, 2008. Purchasers in this offering will not be holders of record as of May 9, 2008 and, thus, will not be entitled to receive such dividend. The amount and timing of dividends is subject to the discretion of our board of directors and depends on business conditions, our results of operations and financial condition and other factors.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2008 on a historical basis and as adjusted to give effect to this offering and the application of the net proceeds of this offering as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto included in our quarterly report on Form 10-Q for the three months ended March 31, 2008, which is incorporated by reference in the prospectus accompanying this prospectus supplement.

	As of March 31, 2008
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents	$—	$487,597

Debt:
Revolving credit facility	$12,000	$12,000
Senior notes	1,253,500	1,253,500
Note payable to Nora Gathering, LLC	14,950	14,950

Total debt	$1,280,450	$1,280,450

Stockholders' equity:
Preferred stock, $0.50 par value: 3,000,000 shares authorized; none issued	$—	$—
Common stock, no par value: Authorized 320,000,000 shares; 122,243,139 issued and outstanding; 129,743,139 outstanding as adjusted	385,619	873,216
Retained earnings	1,553,227	1,553,227
Accumulated other comprehensive loss	(420,586)	(420,586)
Less: Treasury stock at cost	(483,421)	(483,421)

Total stockholders' equity	$1,034,839	$1,522,436

Total capitalization	$2,315,289	$2,802,886

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a general discussion of the principal United States federal income tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), have authority to control all substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we urge you to consult your own tax advisor.

        This discussion does not consider:

  •
  U.S. state, local or non-U.S. income tax consequences;

  •
  estate, gift or other non-income tax consequences;

  •
  special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

        The following discussion is based on provisions of the Code, the U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset within the meaning of section 1221 of the Code.

        EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

        Any distribution of cash or other property that we make to a non-U.S. holder of our common stock, generally will be treated as a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the non-U.S. holder's trade or business in the United States, generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of the dividend, or such lower rate as may be provided by an applicable income tax treaty, provided that the non-U.S. holder furnishes proper certification of the applicability of such income tax treaty.

        Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty or that has otherwise received a distribution subject to over-withholding may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service (the "IRS").

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, that are attributable to a permanent establishment in the United States, will not be subject to U.S. federal withholding tax, but instead will be taxed in the manner applicable to U.S. persons, assuming that the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

  •
  the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, and the non-U.S. holder owns or owned, at any time during the shorter of such periods, more than 5 percent of our common stock.

        We believe that we are a U.S. real property holding corporation.

        An individual non-U.S. holder who is subject to U.S. tax because such holder was present in the United States for 183 days or more during the year of disposition generally will be taxed on such holder's gain from the sale of our common stock at a flat rate of 30% (net of any U.S.-source capital loss recognized in such year). Other non-U.S. holders subject to U.S. federal income tax on the disposition of our common stock generally will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed. In addition, gain recognized by a corporate non-U.S. holder that is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (or, if provided in an applicable income tax treaty, that is attributable to a permanent establishment in the United States) may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Information Reporting and Backup Withholding

        In general, backup withholding will not apply to dividends paid on our common stock to a non-U.S. holder if the non-U.S. holder has timely and accurately provided the required certification that it is a non-U.S. holder (and neither we nor our paying agents have actual knowledge or reason to know that the holder is a U.S. person, within the meaning of section 7701(a)(30) of the Code), or the non-U.S. holder otherwise establishes an exemption from backup withholding. Generally, we must report to the IRS the amount of dividends paid to a non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividends. Copies of the information returns reporting such dividends may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        In general, backup withholding and information reporting will not apply to proceeds from the disposition of common stock paid to a non-U.S. holder if the holder has timely and accurately provided any required certification that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, within the meaning of section 7701(a)(30) of the Code), or the non-U.S. holder otherwise establishes an exemption from backup withholding and information reporting. Such certification is generally required if the disposition of common stock is conducted within the United States or through certain United States-related financial intermediaries.

        Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be credited against the holder's U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that certain required information is timely and accurately furnished to the IRS.

        NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives and the joint book-running managers of this offering, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	1,688,250
Banc of America Securities LLC	1,125,000
Credit Suisse Securities (USA) LLC	1,125,000
Lehman Brothers Inc.	1,125,000
Citigroup Global Markets Inc.	399,750
J.P. Morgan Securities Inc.	399,750
Wachovia Capital Markets, LLC	399,750
BNP Paribas Securities Corp.	150,000
Mitsubishi UFJ Securities International plc	150,000
PNC Capital Markets LLC	150,000
SunTrust Robinson Humphrey, Inc.	150,000
Lazard Capital Markets LLC	112,500
ABN AMRO Incorporated	75,000
BMO Capital Markets Corp.	75,000
Broadpoint Capital, Inc.	75,000
RBC Capital Markets Corporation	75,000
Tudor, Pickering, Holt & Co. Securities, Inc.	75,000
UBS Securities LLC	75,000
Wells Fargo Securities, LLC	75,000

Total	7,500,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $1.626 per share under the public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus.

        To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 4.00% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

		Total Fees
	Fee per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$2.71	$20,325,000	$23,373,750

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $202,700.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Certain of our executive officers have agreed, with limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons and not to enter into any hedging transaction for a period of 90 days after the date of this prospectus supplement without the prior written consent of the Representatives. This consent may be given at any time without public notice. Such executive officers have further agreed to waive any registration rights with respect to any securities of the Company. We have entered into a similar 90-day agreement with the representatives of the underwriters, which agreement also includes restrictions on the filing of any registration statement by us with respect to shares of our common stock and on the public announcement of any intention to effect any restricted transaction. There are no agreements between the representatives and any of these executive officers releasing them from these lock-up agreements prior to the expiration of the 90-day period.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of our units described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any cash offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of shares of common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        This prospectus supplement and accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

        Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

        Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the shares of common stock in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

LEGAL MATTERS

        The validity of our common stock offered in this offering and certain other legal matters will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Equitable Resources, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedule appearing therein), as revised in our Current Report on Form 8-K filed on March 7, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

EQUITABLE RESOURCES, INC.

Debt Securities

Preferred Stock

Common Stock

        Equitable Resources, Inc., from time to time, may offer, issue and sell unsecured debt securities which may be senior, subordinated or junior subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the symbol "EQT."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 19, 2007

        In this prospectus, except as otherwise indicated, "Equitable Resources," "we," "our," and "us" refer to Equitable Resources, Inc. and its consolidated subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov and on our corporate website at http://www.eqt.com. Information on our website does not constitute part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange

Act of 1934, as amended (the "Exchange Act"), prior to the completion of the offering of all securities covered by the respective prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006 (filed on February 23, 2007);

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 (filed on April 27, 2007), June 30, 2007 (filed on July 26, 2007) and September 30, 2007 (filed on October 25, 2007);

  •
  our Current Reports on Form 8-K (filed on February 23, 2007, April 16, 2007 (but only with respect to Item 1.01 of such Current Report on Form 8-K), July 5, 2007, July 13, 2007, October 23, 2007 and December 10, 2007);

  •
  our Definitive Proxy Statement on Schedule 14A (filed on March 5, 2007); and

  •
  the descriptions of the common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

        We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Equitable Resources, Inc.
225 North Shore Drive
Pittsburgh, Pennsylvania 15212
Attention: Johanna G. O'Loughlin, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Telephone: (412) 553-5700

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "should," "may," "will," "forecasts," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus and the documents incorporated by reference herein include the matters discussed in the sections captioned "Outlook" in Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and the expectations of our and subsidiaries' plans, strategies, objectives, and growth and anticipated financial and operational performance, including guidance regarding our drilling and development and midstream infrastructure programs, production and sales volumes, liquidity, natural gas reserves, capital expenditures, executive compensation, hedging risks, the pending acquisition of The Peoples Natural Gas Company and Hope Gas, Inc., the financing of that acquisition, and our move to a holding company structure. A variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC.

        We are an integrated energy company, with an emphasis on Appalachian area natural gas supply activities including production and gathering and natural gas distribution and transmission. We offer energy (natural gas, and a limited amount of natural gas liquids and crude oil) products and services to wholesale and retail customers through two business segments: Equitable Supply and Equitable Utilities.

        Equitable Supply.    Equitable Supply's production business develops, produces and sells natural gas and, to a limited extent, crude oil and processes natural gas liquids, in the Appalachian region of the United States. Its gathering business consists of gathering our and third party gas. Equitable Supply generated approximately 64% of our net operating revenues in 2006.

        Equitable Supply's production business, operating through Equitable Production Company and several other affiliates (which we refer to collectively as "Equitable Production"), is the largest owner of proved natural gas reserves in the Appalachian Basin. Our reserves are located entirely in the Appalachian Basin, where Equitable Production operated approximately 12,000 producing wells as of December 31, 2006.

        Equitable Gathering derives its revenues from charges to customers for use of its gathering system in the Appalachian Basin. As of December 31, 2006, the system included approximately 7,100 miles of gathering line located throughout West Virginia, eastern Kentucky and southwestern Virginia. As of December 31, 2006, over 85% of the gathering system volumes were transported to interconnects with three major interstate pipelines: Columbia Gas Transmission, East Tennessee Natural Gas Company and Dominion Transmission. The gathering system also maintains interconnects with Equitrans, the Company's interstate pipeline affiliate. Maintaining these interconnects provides us with access to geographically diverse markets.

        Equitable Utilities.    Equitable Utilities' operations comprise the gathering, transportation, storage, distribution and sale of natural gas. Equitable Utilities has both regulated and nonregulated operations. The regulated activities consist of our state-regulated distribution operations and federally-regulated pipeline and storage operations. The nonregulated activities include the non-jurisdictional marketing of natural gas, risk management activities for us and the sale of energy-related products and services. Equitable Utilities generated approximately 36% of our net operating revenues in 2006.

        Equitable Utilities' distribution operations are carried out by Equitable Gas Company, or Equitable Gas, one of our divisions. The service territory for the distribution operations includes southwestern Pennsylvania, municipalities in northern West Virginia and field line sales, also referred to as farm tap service, in eastern Kentucky and West Virginia. These areas have a rather static population and economy. The distribution operations provided natural gas services to approximately 274,000 customers, comprising 255,400 residential customers and 18,600 commercial and industrial customers as of December 31, 2006. Equitable Gas purchases gas through contracts with various sources including major and independent producers in the Gulf Coast, local producers in the Appalachian area and gas marketers (including an affiliate). These contracts contain various pricing mechanisms, ranging from fixed prices to several different index-related prices.

        Equitable Utilities' interstate pipeline operations are carried out by Equitrans, L.P., or Equitrans. These operations offer gas gathering, transportation, storage and related services to affiliates and third parties in the northeastern United States, including but not limited to, Dominion Resources, Inc., Keyspan Corporation, NiSource, Inc., PECO Energy Company and Amerada Hess Corporation. In 2006, approximately 77% of transportation volumes and approximately 62% of transportation revenues were from affiliates.

        Equitable Utilities' unregulated marketing operations include the non-jurisdictional marketing of natural gas at Equitable Gas, marketing and risk management activities at Equitable Energy, LLC, or

Equitable Energy, and the sale of energy-related products and services by Equitable Homeworks, LLC. Services and products offered by the marketing operations include commodity procurement, delivery and storage services, such as park and loan services, risk management and other services for energy consumers including large industrial, utility, commercial and institutional end-users. Equitable Energy also engages in trading and risk management activities for us. The objective of these activities is to limit our exposure to shifts in market prices and to optimize the use of our assets.

        We were formed under the laws of Pennsylvania by the consolidation and merger in 1925 of two companies, the older of which was organized in 1888. In 1984, our corporate name was changed to Equitable Resources, Inc. Our common stock is listed on the New York Stock Exchange under the symbol "EQT." Our principal and executive offices are located at 225 North Shore Drive, Pittsburgh, Pennsylvania 15212 and our telephone number is (412) 553-5700. Our Internet address is www.eqt.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
Nine Months Ended September 30, 2007
	2006		2005		2004(1)	2003		2002
8.53x	7.26	x	9.71	x	11.18x	6.66	x	7.87	x

(1)
In the second quarter of 2004, Westport Resources Corporation and Kerr-McGee Corporation completed a merger. We recognized a gain of $217.2 million on the exchange of the Westport shares for Kerr-McGee shares in the merger. If this gain is removed from our earnings, the earnings to fixed charge ratio for the year ended December 31, 2004 would be 6.30.

        For purposes of calculating the ratios, earnings consist of:

  •
  income before income taxes, discontinued operations and cumulative effect of accounting changes;

  •
  minus equity earnings or losses of non consolidated investments and minority interest;

  •
  plus fixed charges; and

  •
  minus capitalized interest.

        For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on debt and amortization of debt expense;

  •
  capitalized interest and allowance for borrowed funds used during construction; and

  •
  the interest portion of rental expense on operating leases.

        As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our amended and restated articles of incorporation, or the articles, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Description of Common Stock

        Our authorized common stock consists of 320,000,000 shares. At December 13, 2007, there were 122,139,186 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of December 13, 2007 was 3,813.

        Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, each shareholder is entitled to receive any dividends, in cash, securities or property, as our board may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Description of Preferred Stock

        We currently have authorized 3,000,000 shares of undesignated preferred stock; there are no preferred shares issued and outstanding as of the date of this prospectus. Under Pennsylvania law and our articles, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law and our articles and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

        Holders of preferred stock have no voting rights for the election of directors and have no other voting rights except as our board may determine pursuant to its authority under our articles and by-laws with respect to any particular series of preferred stock.

        If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering. This description will include:

  •
  the distinctive serial designation of the series;

  •
  the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

  •
  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

  •
  the provisions for a sinking, purchase, or similar fund, if any, for the redemption or purchase of shares of the series;

  •
  the preferential amount or amounts payable upon shares of such series in the event of our voluntary or involuntary liquidation;

  •
  voting rights, if any, of the preferred stock;

  •
  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our securities into which such shares may be converted;

  •
  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued;

  •
  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

        While the terms we have summarized above may generally apply to any shares of preferred stock that we may offer, our board will include the specific terms of each series of preferred stock in a statement of preferred stock that will be filed with the Pennsylvania Department of State, and we will describe the particular terms of any series of preferred stock that we may offer in more detail in the applicable prospectus supplement.

        The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have or be subject to any preemptive or similar rights.

Anti-takeover Effect of our Governing Documents and Pennsylvania Business Corporation Law

        Our articles and by-laws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of us. In addition, certain provisions of Pennsylvania law may have a similar effect.

        Required Vote for Authorization of Certain Actions.    Our articles require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of capital stock of all classes and series entitled to vote generally in the election of directors, voting together as a single class, for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations, reorganizations, reclassification of securities, liquidation or dissolution, or any agreement, plan, contract or other agreement providing for such a transaction, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by two-thirds of the continuing directors, or the aggregate amount of cash, together with the "fair market value" of other consideration, exceeds the "highest equivalent price" threshold and other procedural requirements specified in our articles are met.

        Required Vote for Amendment of Articles and By-laws.    Except as may be specifically provided to the contrary in any provision in our articles with respect to amendment or repeal of such provision, our articles cannot be amended and no provision may be repealed by our shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the board of directors, in which event our articles may be amended and any provision repealed by such shareholder approval as may be specified by law. Our board of directors may make, amend, and repeal our by-laws with respect to those matters which are not, by statute, reserved exclusively to our shareholders, subject to the power of our shareholders to change such action. No by-law may be made, amended or repealed by our shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the board of directors, in which event (unless otherwise expressly provided in the articles or by-laws) our by-laws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

        Election and Removal of Directors.    Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our shareholders. A vote of at least 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. Our articles provide that vacancies in our board of directors shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. In the event that a director is so removed, our articles provide that the shareholders may elect such director's replacement at the same meeting at which such removal occurs. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of our by-laws and articles, these provisions cannot be changed without the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole board of directors.

        Preferred Stock.    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

        Anti-Takeover Law Provisions under the Pennsylvania Business Corporations Law.    We are subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law, or the PBCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us, including Subchapter 25E and Subchapter 25F of the PBCL. Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

        Under Subchapter 25F of the PBCL, we may not engage in merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of our directors unless (1) the business combination or the acquisition of the 20% interest is approved by our board prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

        We have elected to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H (which would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired, offered to acquire or publicly disclosed an intention to acquire 20% of our voting power or publicly disclosed an intention to acquire control of us).

        Advance Notice Requirements.    Our bylaws require our shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at our annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at our annual meeting must be in writing and received by our secretary at our principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "withheld" than "for" his or her election.

        Special Meetings of Shareholders.    Our bylaws provide that a special meeting of shareholders may be called only by the board of directors or by the chief executive officer. Shareholders do not have a right to call a special meeting under the current bylaws.

        Special Treatment for Specified Groups of Nonconsenting Shareholders.    Additionally, the PBCL permits an amendment of a corporation's articles or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

        Exercise of Director Powers Generally.    The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. We do not currently have a "poison pill."

Miscellaneous

        The holders of shares of our common stock do not have preemptive rights or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is BNY Mellon Shareholder Services. Its address is P.O. Box 3316, South Hackensack, New Jersey 07606, and its telephone number at this location is 800-589-9026. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "EQT."

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

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  The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities will be senior, subordinated or junior subordinated;

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  applicable subordination provisions, if any;

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  conversion or exchange into other securities;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  additional terms not inconsistent with the provisions of the indenture.

General

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds to be received by us from the sale;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  privately negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

        If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon by Reed Smith LLP. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Reed Smith LLP and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Equitable Resources, Inc. appearing in Equitable Resources, Inc.'s Annual Report (Form 10-K) as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 (including schedules appearing therein) and Equitable Resources, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are, and audited financial statements and Equitable Resources, Inc.'s management's assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management's assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

7,500,000 Shares

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities
Banc of America Securities LLC
Credit Suisse
Lehman Brothers

May 6, 2008

QuickLinks

CALCULATION OF REGISTRATION FEE
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
Our Company
The Offering
Summary Historical Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
EQUITABLE RESOURCES, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS